Exhibit 99.2
Qumu Corporation
Second Quarter 2020
Earnings Conference Call
July 28, 2020

Operator

Good afternoon and welcome to Qumu’s second quarter 2020 conference call. My name is Justin, and I will be your operator this afternoon.

Joining me for today’s call is the Company’s Chairman Neil Cox, President and CEO TJ Kennedy, and CFO Dave Ristow.

After the market close today, Qumu issued a press release announcing its financial results for the second quarter ended June 30th, 2020, a copy of which is available on the Investor Relations section of the company’s website at www.qumu.com.

During today’s call, management will make certain statements with respect to the Company’s expected financial results, the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s go-to-market strategy, and efforts designed to increase the company’s traction and penetration with customers. These statements are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note these forward-looking statements reflect management’s opinions only as of the date of this call, and the Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Please refer to Qumu’s SEC filings, specifically its Form 10-K and 10-Q and financial results press release, for a more detailed description of risk factors that may affect the Company’s results. During the call today, management will discuss adjusted EBITDA, a non-GAAP financial measure. In the Company’s press release and filings with the SEC, both of which are posted on the Company’s website, you will find additional disclosures regarding this non-GAAP measure, including a reconciliation of this measure with its comparable GAAP measure. Non-GAAP financial measures are not intended to be considered in isolation from, a substitute for, or superior to GAAP results. The Company encourages you to consider all measures when analyzing its performance.

I would like to remind everyone that this call is being recorded and will be made available for replay via a link available in the investor relations section of Qumu’s website.

Now, I would like to turn the call over to the Company’s Chairman Mr. Neil Cox.

Sir, please proceed.

Neil Cox, Chairman

Thank you, operator, and good afternoon everyone. It’s a pleasure to have this opportunity to speak with you today.

After the market close, we issued our financial results for the second quarter ended June 30, 2020. As you can see from our earnings release, Q2 marked an exceptionally strong period for Qumu, both operationally and financially. The $9.3 million in quarterly revenue is the highest Qumu has achieved in several years, and the direct result of the swelling demand for our best-in-class software platform, in a now largely remote-work environment.

On a general level, the COVID-19 pandemic has impacted the global economy collectively as well as all of us personally. The ongoing digital transformation initiatives at the enterprise level, which many projected would take years to fully materialize, have arrived nearly overnight. At Qumu, we are experiencing one way in which this expedited timeline has played out, which is through a fundamental shift in enterprise video usage, driving organizations across the globe to rapidly adopt and expand their use of video for both external business continuity and internal communications as the ‘new normal.’ Qumu is playing a pivotal role in helping enterprises sustain their business during COVID-19 as they implement massive work-at-home programs, virtualize events, and execute large-scale internal and external broadcasts using video. On top of this, we are also seeing an increase in self-service broadcasting-where Qumu’s platform provides the secure video delivery and management infrastructure to enable anyone within an organization to easily launch a live webcast from Zoom, Microsoft Teams, WebEx or any enterprise collaboration tool. To summarize, the Qumu platform has become a mission-critical infrastructure component that enables global enterprises to securely create, manage and deliver video at scale and for any use case.

Qumu’s favorable competitive positioning within the enterprise video market, and the accelerated shift within the industry, are two of the main reasons why our board of directors determined it was prudent, and in the best interest of our shareholders, to agree to terminate the proposed merger with Synacor at the end of June. And with our Q2 performance and recent operational changes, the Qumu board remains confident it was the right decision for our supportive shareholders, our valued customers and our hard-working employees.

The exhaustive internal review we conducted as part of the merger process also allowed us to identify opportunities to strengthen the organization as a whole, in an effort to more effectively maximize the growth opportunity in front of us. The most noteworthy of the operational changes we’ve implemented recently is the appointment of TJ Kennedy as our new President and Chief Executive Officer. TJ succeeds Vern Hanzlik, who capably led Qumu as CEO for nearly five years. On behalf of the board and leadership team, I would like to thank Vern for his service and invaluable contributions to Qumu. Vern was instrumental in transforming Qumu’s software platform into what it is today: an award winning, globally recognized, end-to-end solution for securely creating, managing and delivering live and on demand video across any organization. We wish Vern all the best in his future pursuits.

Today, Qumu is focused on accelerating sales growth and profitability. The pandemic has highlighted the immediate and far-reaching market need for our platform and transitioning to a leader with TJ’s deep sales and marketing experience best positions Qumu to capture the opportunity in front of us.

TJ has previously been a board member for a communication platform company in the telemedicine space, giving him a solid understanding of software-as-a-service and platform-as-a-service business models. He has also been involved in deploying video on an enterprise level for deployments going back to the early 2000s during his time with SAIC, a Fortune 500 technology integrator. At SAIC as well as Raytheon, TJ gained significant experience deploying large complex systems on premise as well as hosted and cloud-based solutions. TJ has also led initiatives in cybersecurity, large network implementations, large software development efforts, and enterprise storage deployments. Clearly, he has the experience and skill set to take Qumu to the next level.

Although TJ has only been on board for a very short time, he’s already made marked contributions to our organization. His significant experience in overseeing highly innovative projects and managing complex deployments at scale makes him the right leader at the right time for Qumu. From his extensive work within various critical technology markets, TJ understands that perfect execution is absolutely essential. With the larger digital transformation continuing in virtually every industry, we are confident TJ will lead Qumu to even greater heights. We are looking forward to benefiting from his uniquely qualified skill set and capitalizing on our near- and long-term pipeline of opportunities, which we believe will drive shareholder value over the long run.

I would now like to turn the call over to TJ so he can share with you why he’s excited to join Qumu, some of his early observations, and what he’ll be focused on over the coming quarters.

TJ Kennedy, President and CEO

Thank you for the warm introduction, Neil. And thank you, everyone, for joining our call this afternoon. I’m really excited to be speaking with you today as Qumu’s new President and CEO.

Although I’ve only been on board for a brief period of time, one thing has already been absolutely clear to me - the passion, expertise and dedication our team has for both our organization and our customers. I have also been amazed by their ability to effectively adapt to today’s dynamic working environment and to meet the increasing demands from a COVID-19 world.

And, as you can see by our strong financial performance in the second quarter, Qumu is clearly at an inflection point, experiencing unprecedented use and demand for our best-in-class solutions. The global pandemic has positioned Qumu as an even more essential part of our customers’ businesses, fueling an exponential increase in usage of our platform over the last several months. One illustrative example of this paradigm shift is the large expansion order we received at the end of the first quarter from one our financial institutions customers that multiplied from 3,000 to 50,000 users in just a matter of days. This win, while notable in its own right, is indicative of an overall surge we’re experiencing across our customer base, where usage is running at orders of magnitude above base levels, and which will ultimately translate to real revenue growth in the coming quarters. In fact, over the past 90 days we’ve experienced greater than 100% growth in both the number of users and streaming bandwidth on our platform. Two notable examples of power-users during the quarter include:

•	A health insurance company that conducted executive broadcasts to more than 20,000 live viewers and received 50,000 on demand views for each event; and

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A computer manufacturing company that successfully ran multiple events with over 50,000 users participating from home and event producers working from their home studios. They used our self-service streaming and sophisticated management on a cloud hybrid platform.

As customers and prospects first solved their immediate video and collaboration needs in the wake of the pandemic with applications like Zoom, Microsoft Teams and WebEx, we’ve seen a material increase in demand from both constituencies for Qumu’s back end video infrastructure platform to help them securely manage and scale their video needs that have outgrown these initial stopgap applications.

As Neil highlighted, the pandemic has accelerated the market shift to video-compressing what we believe would have happened over the next few years-into a few months. Our sales pipeline activity tells us that customers are making strategic investments in video infrastructure. They are witnessing the savings and efficiencies of dramatically reduced business travel and a more-connected workforce. We have seen a new hybrid workstyle emerge in which individuals can fluidly move between face-to-face and video communications from wherever they are and whatever device is most convenient. And when offices open up again, these individuals may go back to the office, but stepping backwards in terms of efficiency and quality of life will not be an option.

Qumu’s best-in-class technology has positioned the Company perfectly for this booming video market. Even in just my first few days at the Company, it’s clear what sets us apart from the competition and why enterprises are selecting our platform:

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First, we make self-service video streaming easy, secure and infinitely scalable by integrating our enterprise-grade streaming platform with popular video conferencing applications. This is very important, because it brings the power of Qumu’s streaming platform to everyone within an enterprise. Anyone who can conduct or take part in a small video conference meeting, now has the skills and technology to launch a global webcast to thousands or even tens of thousands of viewers.

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Secondly, we help organizations realize the value for video content management with robust repositories, editing, captioning, analytics, archiving and more. The volume and value of video content is increasing exponentially. And therefore, so is the problem of managing and securing it all and Qumu solves this problem, which otherwise would quickly overwhelm customer capabilities and dramatically reduce the value to these customers of their video content.

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And, last but not least, we’ve mastered intelligent delivery of live streaming video at scale - across internal and external networks - to any type of device and any location. This last one is the clincher because without large-scale streaming and intelligent delivery, video conferencing solutions are limited to small group meetings. We’re filling a major gap.

As I’m sure you can hear in the tenor of my voice, I’m very excited about where the Company is today and even more excited about the potential the Company has to become a much larger organization. Along that line, over the next 90 days, the leadership team and I will formulate a refreshed and optimized growth strategy for not only 2020 but the years ahead as well. We'll be considering our product offerings, our geographic markets, our target customers as well as our overall go-to-market strategy. This process will aim to refine our future strategic roadmap and identify opportunities to accelerate our growth.

This means we will have to change and adapt to take advantage of new opportunities. The board and I are confident that we’ll emerge from this process as a Company on a path to becoming the leader in video technology for the enterprise, which in turn, will accelerate our growth and profitability.

I’ll now turn the call over to Dave to discuss some additional operational highlights for Q2 as well as walk you through our financial performance for the period.

Dave Ristow, CFO

Thanks, TJ, and good afternoon, everyone.

Turning to our financial and select operational results for the quarter and six months ended June 30, 2020…

Revenue for the second quarter of 2020 increased 74% to $9.3 million from $5.4 million in Q2 of last year. For the first six months of 2020, revenue increased 25% to $15.6 million from $12.5 million for the comparable period last year. The increase in revenue for both the quarter and six-month period was primarily due to a large customer order received at the end of Q1 2020, which the customer identified as specifically driven by COVID-19. A significant portion of that revenue was recognized in the second quarter 2020, with incremental revenue to be recognized in the third and fourth quarter of this year.

During the quarter we added 5 new customers and expanded or converted 2 enterprise customers to Cloud or Cloud Hybrid. It’s worth noting that the 2 cloud conversions we secured in the quarter are three-year contracts, representing an average 78% ARR uplift on their base renewals. For the first six months of 2020, we’ve secured 17 new customers/deployments with an average ARR of $66,000. In comparison, we had 20 new customers/deployments for all of 2019 with an average ARR of $49,000. So, we’re on pace to exceed the prior year count with a higher average ARR from new customers/deployments.

Subscription, maintenance and support revenue for Q2 2020 increased 12% to $4.7 million from $4.2 million in Q2 last year, which was driven by revenue related to the large customer order I just mentioned. For the six-month period, subscription, maintenance and support revenue decreased 9% to $8.8 million from $9.7 million for the comparable period in 2019. The decrease was due to the recognition of large multi-year term license renewals in the first six months of 2019 that was not applicable in the comparable period in 2020.

Looking at our margins…

Gross margin for Q2 2020 was 68.5% compared to 70.9% in Q2 of last year. The decrease was primarily due to a higher mix of appliance revenue, which generally carries lower margins compared to term license revenue. For the six-month period, gross margin was 67.7% compared to 75.1% for the comparable period last year. The decrease was primarily due to a higher mix of appliance revenue and outsourced professional services expenses for certain customer-specific projects in the second quarter of 2020, which also negatively impacted services gross margin.

Turning to our profitability metrics...

For the second quarter of 2020, net loss was $(692,000), or $(0.05) loss per basic share and $(0.06) loss per diluted share. This was an improvement compared to net loss of $(3.6) million, or $(0.37) loss per basic and diluted share, in Q2 of last year. Net loss for Q2 2020 included transaction-related expenses of $699,000 related to the merger termination with Synacor. For the six-month period, net loss was $(3.4) million, or $(0.25) loss per basic share and $(0.27) loss per diluted share. This was an improvement compared to net loss $(4.6) million, or $(0.47) loss per basic and diluted share, for the six months ended June 30, 2019. Included in net loss for the six months ended June 30, 2020 was $1.5 million in transaction-related expense from the merger termination with Synacor.

Adjusted EBITDA, a non-GAAP metric, for the second quarter of 2020 totaled $809,000, an improvement from a loss of $(1.4) million in Q2 last year. For the six-month period, adjusted EBITDA loss totaled $(436,000). This was an improvement from a loss of $(1.2) million for the comparable 2019 period.

At quarter end, we had a healthy liquidity position with $9.9 million in cash and cash equivalents. On May 1st, we canceled the amended and restated warrant agreement with ESW Holdings to purchase 925,000 shares of our common stock. Concurrently, we signed a promissory note with ESW for up to [sic] $1.8 million, which equates to approximately $1.98 per share and reflects the deferred payment of the purchase price in respect of the prior warrant agreement. We believe this was a prudent move, especially considering our current share price. Excluding the $1.8 million promissory note, we are debt free.

Switching gears to our outlook…

As we’ve talked about on prior calls, we provide revenue guidance based on current market conditions and expectations, including the unknown financial impact that COVID-19 will have on economies and enterprises around the world. Based on our strong second quarter 2020 financial results as well as our expanding pipeline of business, we currently expect revenue for fiscal 2020 to be approximately $29.0 million compared to $25.4 million in 2019, representing year-over-year growth of 14%. We will continue to assess our outlook for the second half of the year as more information becomes available on customer ordering trends and the economic disruption caused by COVID-19.

That concludes our prepared remarks. We’ll now open it up to questions. Operator, please provide the appropriate instructions.

[Q&A session]

TJ Kennedy, President and CEO

Thanks, operator.

In summary, Qumu completed its strongest quarter and first half since its transformation to a video solutions company. And given the current sales activity, we anticipate we will come through the current global crisis in a powerful position to take advantage of the tremendous growth in video. Interest in our platform is high by multiple measures. More specifically:

•	Our cloud and hybrid SaaS pipeline has grown by 33%;

•	We have a significant revenue backlog, and

•	Our customer retention rates remain high at 90%.

The recent change in world events prevents in-person meetings, and the work-from-home environment has created new technology-enabled opportunities that Qumu can leverage to take us to a new level. The environment is also dynamic and changing quickly. We will need to be responsive to these new opportunities to achieve success. I’m confident that our industry-leading platform and world-class team will be up to the task.

Thank you for your time this afternoon. I look forward to speaking with you again soon.

Certain Remarks of David Ristow
Second Quarter 2020
Earnings Conference Call – Question and Answer Portion
July 28, 2020

Q: I want to start with the large deal that was signed at the end of Q1. I just want to understand the terms of it, where the revenue is falling. How much total one-time revenue is there going to be from that deal this year? How much fell in the quarter? How much will fall in Qs 3 and 4? And then, I suppose there's a subscription or recurring piece to it. How much is that recurring piece?

Dave Ristow:
Yes, certainly. Good question and thanks, Rudy. Total one-time within the quarter was $3.9 million and it relates predominantly to the appliances that were delivered to go ahead and expand their delivery network. Recurring within the quarter was about $360,000. And then if you look forward to Q3 and Q4, you're going to see approximately $450,000 in each successive quarter thereafter.

Forward-Looking Statements
This communication contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about: the impact of COVID-19 on the use and adoption of video in the enterprise, the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue and the demand for the Company’s products or software. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.